Exhibit 10.33

EMPLOYEE PERFORMANCE CASH UNIT AWARD AGREEMENT

The Shaw Group Inc.
2008 Omnibus Incentive Plan (as Amended)

This Performance Cash Unit (“PCU”) Award Agreement (the “Agreement”) dated as of [Insert Grant Date] (the “Grant Date” – i.e. the date on which the PCUs evidenced hereby were granted) is entered into between The Shaw Group Inc. (the “Company”) and [Insert Recipient’s Name] (the “Recipient”) pursuant to The Shaw Group Inc. 2008 Omnibus Incentive Plan (as the same may hereafter be amended, supplemented or otherwise modified, the “Plan”).

THE PARTIES HERETO AGREE AS FOLLOWS:

1.           Award of Performance Cash Units.  In consideration of the services performed and to be performed by the Recipient during the Performance Period as described in Appendix A to this Agreement, the Company hereby awards to the Recipient a Target Award of ____________  Performance Cash Units (“PCUs”), subject to the terms and conditions set forth in this Agreement and the Plan.  The PCUs are granted pursuant to Article 12 of the Plan and, as such, are considered cash-based awards.

2.           Amount of Payment.  A percentage of the Target Award will be earned (“Earned PCUs”) and become payable upon the achievement of Performance Goals during the Performance Period.  The Company shall pay Recipient one dollar for each Earned PCU.  Appendix A to this Agreement describes the Performance Goals, the Performance Period and the method for calculating the percentage of the Target Award that becomes Earned PCUs.

3.           Certification of Achievement.  Following the end of the Performance Period, the Compensation Committee (“Committee”) will certify the level of performance achieved by the Company, and the percentage of the Target Award that becomes Earned PCUs.  The certification of the level of the performance achieved and the corresponding percentage of the Target Award that becomes Earned PCUs shall occur no later than sixty days after the end of the Performance Period.

4.           Forfeiture of Unearned PCUs.  Any PCUs that do not become Earned PCUs will be considered unearned (“Unearned PCUs”).  Following the end of the Performance Period and the Committee’s certification, any Unearned PCUs will be forfeited and Recipient will not receive any payment on account of those Unearned PCUs.

5.           Time and Form of Payment for Earned PCUs.  Except as provided in Section 6, below, Recipient shall receive, with respect to Earned PCUs, a cash payment in a single lump sum as soon as practicable following the Committee’s certification, described in Section 3, above, but in any event no later than the 15th day of the third month following the end of the Recipient’s taxable year during which the Performance Period ends, provided that Recipient has remained an employee of the Company at all times between the Grant Date and the payment date.

6.           Effect of Termination of Employment.

(a)           Termination on Account of Death or Disability.  If the Recipient’s employment with the Company is terminated on account of Death or Disability, the Performance Period shall end for the Recipient on the date of Recipient’s termination, and the percentage of the Target Award that becomes Earned PCUs will be determined as of that date based on performance from the beginning of the Performance Period to the date of Recipient’s termination.  For clarity, even though the Performance Period is truncated, Earned PCUs will be calculated on the entire Target Award without proration of amount.  Recipient or his/her legal guardian or estate shall receive a cash payment in a single lump sum of the Earned PCUs as soon as practicable following the Committee’s certification, which shall occur no later than 60 days following the date of Recipient’s termination.

(b)           Other Terminations.  Except as provided in subsection (c), below, Earned PCUs shall be forfeited by the Recipient in the event that prior to payment the Recipient breaches any terms or conditions of the Plan, or the Recipient terminates from employment with the Company for any reason other than Death or Disability.

(c)           Effect of Employment Agreement.  Subject to the provisions of clauses (a), (b) and (c) of Section 7 below, if Recipient has an employment agreement in effect at the time of termination that provides for acceleration of vesting of long term incentives given the reason for termination, the Performance Period shall end for the Recipient on the date of Recipient’s termination, and the percentage of the Target Award that becomes Earned PCUs will be determined as of that date based on performance from the beginning of the Performance Period to the date of Recipient’s termination.  Recipient or his/her legal guardian or estate shall receive a cash payment in a single lump sum of the Earned PCUs as soon as practicable following the Committee’s certification, which shall occur no later than 60 days following the date of Recipient’s termination. For clarity, even though the Performance Period is truncated, Earned PCUs will be calculated on the entire Target Award without proration of amount.

(d)           Any payments in accordance with subsections (a) or (c), above, shall in any event occur no later than the 15th day of the third month following the end of the Recipient’s taxable year during which the Recipient’s employment with the Company terminated.

7.           Effect of Change of Control.  If a Change of Control occurs during the Performance Period, the percentage of the Target Award that becomes Earned PCUs will be calculated on the basis of the Company’s and the Peer Group’s actual performance during the portion of the Performance Period ending on the date of the Change of Control and by assuming Target Performance for the Company for the remainder of the Performance Period. For clarity, even though the Performance Period is truncated under this Section 7, Earned PCUs will be calculated on the entire Target Award without proration of amount. Calculation of the Ending Stock Price for both Company and Peer Group performance during the truncated Measurement Period will be based on the 20 trading day average actual closing price ending with the last trading day prior to the Change of Control. For calculations for the remainder of the Performance Period, the Peer Group Ending Stock Price will be frozen at that level.  Notwithstanding the foregoing, should there be a Change of Control as a result of the closing of the transaction contemplated by the Transaction Agreement dated as of July 30, 2012 between Chicago Bridge & Iron Company N.V. (“CB&I”), Crystal Acquisition Subsidiary Inc. and the Company (such agreement, the “Transaction Agreement”), the following shall occur: (a) upon the Effective Time (as defined in the Transaction Agreement), all PCUs granted hereunder that are outstanding at such time shall be converted into restricted stock units in respect of CB&I’s common stock (“CB&I RSUs”), the number of which shall be determined by dividing (i) the Target Award by (ii) the closing price of CB&I common stock on the trading day immediately prior to the Closing Date (as defined in the Transaction Agreement), as reported by Bloomberg; (b) the CB&I RSUs shall vest in equal one-third installments upon the first three anniversaries of the Grant Date; provided, however, that such CB&I RSUs shall become vested in full (i) if the Recipient’s employment is terminated by CB&I or any of its subsidiaries other than for Cause during the two-year period beginning on the Closing Date, or (ii) upon such other terminations of employment on or after the Closing Date as would give rise to accelerated vesting of long-term incentives under the terms of an employment agreement in effect at the time of termination; and (c) such CB&I RSUs shall be settled no later than 30 days following the applicable vesting date.

8.           Compensation Recovery (Clawback).  Any amounts received under this Agreement shall be subject to recovery by the Company in accordance with Section 7 of the Company’s Executive Compensation Guidelines, a copy of which is available from the Company’s Secretary and incorporated herein by reference.

9.           Section 409A.  All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision). Notwithstanding the foregoing, to the extent that the Plan or any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible.  To the extent that the Plan or this Agreement is subject to Section 409A and fails to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this Agreement in order to cause this Agreement either to comply with the applicable provisions of Section 409A or not be subject to Section 409A.

10.           PCUs Are Non-Transferable.  The PCUs subject to this Agreement may not be sold, assigned, transferred, pledged or otherwise disposed of, either voluntarily or involuntarily, prior to payment.

11.           Withholding Taxes.  The Recipient acknowledges and agrees that to satisfy any federal, state or local withholding tax obligation required by law to be withheld in respect of this Agreement, the Company may deduct and retain from the cash payable with respect to Earned PCUs an amount equal to the Company’s minimum statutory withholding obligations with respect to the income payable to the Recipient (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such income).

12.           Incorporation of Plan Provisions.  This award of PCUs is made pursuant to the Plan, a copy of which is available from the Company’s Secretary and incorporated herein by reference, and the Agreement is subject to all of the Plan provisions.  Capitalized terms used in the Agreement without definition shall have the same meanings given such terms in the Plan.  The Recipient represents and warrants that he or she has read the Plan and is fully familiar with all the terms and conditions of the Plan and agrees to be bound thereby.

13.           Miscellaneous.

(a)           No Representations or Warranties.  Neither the Company nor the Committee nor any of their representatives or agents has made any representations or warranties to the Recipient with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Recipient is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.

(b)           Employment.  Nothing in this Agreement nor in the Plan or in the making of the Agreement shall confer on the Recipient any right to or guarantee of continued employment with the Company or any of its subsidiaries or affiliated entities or in any way limit the right of the Company or any of its subsidiaries or affiliated entities to terminate the employment of the Recipient at any time.

(c)           Necessary Acts.  The Recipient and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(d)           Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

(e)           Waiver.  The waiver by the Company of a breach of any provision of this Agreement by the Recipient shall not operate or be construed as a waiver of any subsequent breach by the Recipient.

(f)            Binding Effect; Applicable Law.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and the Recipient and any heir, legatee, legal representative, or other permitted assignee of the Recipient.  This Agreement shall be interpreted under, governed by and construed in accordance with the laws of the State of Louisiana.

(g)           Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding.

(h)           Amendment.  This Agreement may be amended by written agreement of the Recipient and the Company, without the consent of any other person.

(i)            Conflicting Agreements. Should this Agreement conflict with the terms of a written Employment Agreement entered into between the Recipient and the Company, the agreement containing the terms most favorable to the Recipient will govern.  No oral promises will control over the terms of the Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective as of the date first above written.

COMPANY:

THE SHAW GROUP INC.

/ s /	Scott A. Trezise
Scott A. Trezise
Senior Vice President, Human Resources

RECIPIENT:

[Insert Recipient’s Name]

APPENDIX A
Performance Cash Units Payment Calculation

Performance Goals

“Performance Goals” means, for purposes of the Agreement and this Appendix A, the Relative TSR Performance Goal and the Stock Price Performance Goal.

Relative TSR Performance Goal

Definitions

(a)      “Target Award” means the number of PCUs specified in Section 1 of the Agreement.

(b)     “Peer Group” means:

Chicago Bridge & Iron Company N.V,
Fluor Corporation,
Foster Wheeler AG,
Jacobs Engineering Group Inc.,
KBR, Inc.,
The Babcock & Wilcox Company,
Tetra Tech Inc., and
URS Corporation.

A company shall be removed from the Peer Group if it: (i) ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; (ii) has gone private; (iii) has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or (iv) has been acquired by another company (whether by another company in the Peer Group or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.  In determining whether to remove a company from the Peer Group, the Company shall rely on press releases, public filings, website postings, and other reasonably reliable information.  A company that is removed from the Peer Group before the end of a Performance Period, as defined below, will be excluded from the calculation of Achieved Relative TSR PCUs, as defined below, for that Performance Period.

(c)      “Performance Period” means the three-year period beginning September 1, 2012 and ending August 31, 2015.  In the event Section 6 (a) or (c) or Section 7 is triggered, the end of the Performance Period will be as specified in the relevant Section.

(d)       “Measurement Period” or “MP” means each of the three single-fiscal year periods contained within the Performance Period.  Measurement Period 1 (MP1) begins September 1, 2012 and ends August 31, 2013.  Measurement Period 2 (MP2) begins September 1, 2013 and ends August 31, 2014.  Measurement Period 3 (MP3) begins September 1, 2014 and ends August 31, 2015.  In the event Section 6 (a) or (c) or Section 7 is triggered, the end of the relevant Measurement Period will be as specified in the relevant Section.

(e)      “Beginning Stock Price” means the average actual closing price of a share of common stock over the 20 trading days ending on the day before the first day of the Performance Period or other relevant Measurement Period, adjusted for changes in capital structure.

(f)      “Ending Stock Price” means the average actual closing price of a share of common stock over the 20 trading days ending on the last day of the Performance Period or other relevant Measurement Period, adjusted for changes in capital structure.

(g)      “Fractional Shares” means the theoretical number of additional shares that could be purchased on the ex-dividend date, which is the first day an owner of a share of stock can sell it without losing the rights to an upcoming dividend, by reinvesting any dividends or distributions of the Company or any other company in the Peer Group.  Fractional Shares will be set to one (1.0000) at the beginning of the Performance Period and therefore Measurement Period 1 and the progression will be calculated on a cumulative basis throughout the entire Performance Period.  The calculation is as follows:

Fractional Shares on the ex-dividend date plus the dividend on the ex-dividend date multiplied by the Fractional Shares on the ex-dividend date divided by the actual closing price on the last trading day prior to the ex-dividend date.

Example:  Assume dividend = $0.20, Fractional Shares on ex-dividend date = 1.0000, and prior trading day actual closing price = $44.35.  1.0000 + (1.0000 * $0.20) / $44.35 = 1.0045 resulting Fractional Shares.

(h)      “Total Shareholder Return” or “TSR” means total shareholder return as applied to the Company or any company in the Peer Group, equaling stock price appreciation from the beginning to the end of a specified Measurement Period, including dividends and distributions made or declared (assuming such dividends or distributions are reinvested in additional Fractional Shares of the common stock of the Company or any company in the Peer Group) during the Measurement Period, expressed as a percentage return, with natural rounding to two decimal places, using the following formula:

TSR = (A/B)-1, with A equal to the Ending Stock Price times Fractional Shares at the end of the Measurement Period divided by Fractional Shares at the beginning of the Measurement Period and B equal to the Beginning Stock Price times Fractional Shares at the beginning of the Measurement Period divided by Fractional Shares at the beginning of the Measurement Period.

Note:  This adjusts for the cumulative effect of Fractional Shares over the Performance Period.  For non-dividend granting companies, Fractional Shares would remain 1.0000,

Provided, however, that if a company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations, then the TSR for that company will be negative one hundred percent (-100.00%).

Note:  A separate calculation of TSR will be performed for the Company and all companies in the Peer Group for each of the three Measurement Periods contained within the Performance Period.  Example: MP1 = TSR1; MP2 = TSR2, and; MP3 = TSR3.

     In the event Section 7 is triggered, the TSR for the relevant Measurement Period will be calculated on a calendar day proration basis.  Example:  Assume the Change of Control occurs 12/31/XX, which would be 122 days of the MP.  Through that date, the Company’s TSR is +21.00% and the PGMTSR as defined below is +9.00%, which is also Target Performance as defined below.  By freezing the Peer Group Ending Stock Price, the Company’s pro-rated TSR for the MP would be (+21.00% * 122 / 365) + (+9.00% * 243 / 365) = 13.00%.

(i)       “Peer Group Median TSR” or “PGMTSR” means, for any Measurement Period, the median of the TSR for all companies in the Peer Group based on each company’s TSR.

Note:  A separate calculation of PGMTSR will be performed for all companies in the Peer Group for each of the three Measurement Periods contained within the Performance Period.  Example: MP1 = PGMTSR1; MP2 = PGMTSR2, and; MP3 = PGMTSR3.

(j)       “Relative TSR” or “RTSR” means, for any Measurement Period, the difference between the Company TSR and the Peer Group Median TSR, calculated by using the following formula:

Relative TSR = A-B, with A equal to the Company TSR and B equal to the Peer Group Median TSR.

Example:  If the Company TSR for a Measurement Period is 30.00% and the Peer Group Median TSR for the Measurement Period is 25.00%, then the Relative TSR would be (30.00%-25.00%) = 5.00%, and if the Company TSR for the Measurement Period is 25.00% and the Peer Group Median TSR for the Measurement Period is 30.00%, then the Relative TSR would be (25.00%-30.00%) = -5.00%.

Note:  A separate calculation of RTSR will be performed for each of the three Measurement Periods contained within the Performance Period.  Example: MP1 = RTSR1; MP2 = RTSR2, and; MP3 = RTSR3.

(k)      “Target Performance” means Peer Group Median TSR.

Note:  This means that the Company TSR equals the PGMTSR and therefore the RTSR equals zero percent (0.00%).

(l)       “Average Annual TSR” or “AATSR” means, at the end of the entire Performance Period, the average of the Company’s three separate TSRs for each of the Measurement Periods.  Example: (TSR1 + TSR2 + TSR3) / 3.

(m)     “Performance Multiplier” or “PM” means, for any Measurement Period, the Target Award achieved expressed as a percentage, with natural rounding to two decimal places, determined by comparison of Relative TSR to Table A below.  Use linear interpolation between points in the table to determine the corresponding Performance Multiplier if the Company’s Relative TSR is greater than -25.00% and less than 25.00% but not exactly one of the percentile ranks listed in the Relative TSR column.

Example:  If at the end of a Measurement Period the Company’s Relative TSR is 10.00%, then the Performance Multiplier would be 140.00%.

Note:  A separate calculation of PM will be performed for each of the three Measurement Periods contained within the Performance Period.  Example: MP1 = PM1; MP2 = PM2, and; MP3 = PM3.

(n)       “Average Performance Multiplier” means, at the end of the entire Performance Period, the average of the three separate Performance Multipliers for each of the Measurement Periods.  Example:  (PM1 + PM2 + PM3) / 3.

Note: This effectively gives equal weight (33.33%) to each of the Measurement Periods for the full three-year Performance Period.

Calculation of Achieved Relative TSR PCUs. For purposes of the Agreement and this Appendix A, the number of “Achieved Relative TSR PCUs” based on the Average Performance Multiplier will be calculated as follows:

FIRST: At the end of each Measurement Period during the Performance Period, determine the following:
•	The TSR for the Company and for each company in the Peer Group.
•	The Peer Group Median TSR.
•	The Relative TSR.
•	The Performance Multiplier using Table A below.

SECOND: At the end of the Performance Period, determine the Average Performance Multiplier and multiply by the Target Award to determine the number of Achieved Relative TSR PCUs.

Example: Assume Target Award = 200,000 and PM1 = 50.00%, PM2 = 100.00%, and PM3 = 150.00%.  The Average Performance Multiplier would be (50.00% + 100.00% + 150.00%) / 3 = 100.00%.  The Achieved Relative TSR PCUs would be 200,000 * 100.00% = 200,000.

Table A

RELATIVE TSR	PERFORMANCE MULTIPLIER
<-25.00%	0.00%
-25.00%	50.00%
0.00%	100.00%
+25.00%	200.00%

Stock Price Performance Goal

Calculation of Achieved Stock Price Performance PCUs. For purposes of the Agreement and this Appendix A, the number of “Achieved Stock Price Performance PCUs” will be calculated as follows:

At the end of the Performance Period, if during any 20 consecutive trading-day period during the Performance Period the Company’s actual closing stock price on each day during the 20 day period is at least 50% greater than the Company’s average actual closing price over the 20 trading days ending on the day before the first day of the Performance Period, the number of Achieved Stock Price Performance PCUs will be equal to the Target Award.  If the Stock Price Performance Goal is not achieved, the number of Achieved Stock Price Performance PCUs is zero.

Note:  The achievement of the Stock Price Performance Goal sets the minimum payout for the entire Performance Period equal to the Target Award.

Example:  Assume the 20 trading day average actual closing price at the beginning of the Performance Period is $24.00.  A 50% increase would therefore be $12.00.  If during any 20 consecutive trading day period throughout the Performance Period, the actual closing price on each of the 20 days reaches or exceeds $36.00 ($24.00 + $12.00), then the number of Achieved Stock Price Performance PCUs for the entire Performance Period would equal the Target Award (100.00% PM).

Negative Three-Year Average Annual TSR

If the Company’s three-year Average Annual TSR is negative, the Earned PCUs amount cannot exceed the Target Award (100.00% PM).

Note:  A negative three-year Average Annual TSR sets the maximum payout for the entire three-year Performance Period equal to the Target Award.

Earned PCUs

Calculation of Earned PCUs. For purposes of the Agreement and this Appendix A, the number of Earned PCUs at the end of the Performance Period will be the greater of (i) the number of Achieved Stock Price Performance PCUs, and (ii) the number of Achieved Relative TSR PCUs, subject to the Company’s three-year Average Annual TSR being 0.00% or higher.

Example:  Assume the number of Achieved Stock Price Performance PCUs is 200,000 (or Target Award) and the number of Achieved Relative TSR PCUs is 180,000; with the Company’s three-year Average Annual TSR of at least 0.00%, then the Earned PCUs would be 200,000.